Exhibit 3.1

PAGE 1

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “WILSHIRE FINANCIAL SERVICES GROUP INC.”, CHANGING ITS NAME FROM “WILSHIRE FINANCIAL SERVICES GROUP INC.” TO “BEVERLY HILLS BANCORP INC.”, FILED IN THIS OFFICE ON THE TWENTY-SEVENTH DAY OF JULY, A.D. 2004, AT 11 O’ CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Harriet Smith Windsor, Secretary of State

2668113 8100	AUTHENTICATION: 3292265

040549080	DATE: 08–12–04

State of Delaware Secretary of State Division of Corporations Delivered 11:00 AM 07/27/2004 FILED 11:00 AM 07/27/2004 SRV 040549080 – 2668113 FILE

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

Wilshire Financial Services Group Inc. a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of Wilshire Financial Services Group Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “Article I” so that, as amended, said Article shall be and read as follows:

The name of the Corporation is :

Beverly Hills Bancorp Inc.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said Certificate of Amendment has caused this certificate to be signed by JOSEPH W. KILEY III, an Authorized Officer, this 26th day of July, 2004.

By:	/s/ JOSEPH W. KILEY III
Authorized Officer
Title:	CEO/CFO
Name:	JOSEPH W. KILEY III
Print or Type

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

WILSHIRE FINANCIAL SERVICES GROUP INC.

On December 25, 1996 a Certificate of Incorporation of Wilshire Financial Services Group Inc. was filed with the Secretary of State of Delaware. Pursuant to Sections 242 and 245 of the Delaware General Corporation Law, the Certificate of Incorporation is hereby amended and restated as follows:

ARTICLE I.

The name of the corporation is:

Wilshire Financial Services Group Inc.

ARTICLE II.

The address of the corporation’s registered office in the State of Delaware is 1013 Centre Road, in the City of Wilmington, County of New Castle, 19805. The name of its registered agent at such address is the Corporation Service Company.

ARTICLE III.

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV.

The Corporation is authorized to issue two classes of shares to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation shall have authority to issue is One Hundred Million (100,000,000) shares. The total number of shares of Common Stock which the Corporation shall have authority to issue is Ninety Million (90,000,000) shares, and the par value of each share of Common Stock is One Cent ($0.01). The total number of shares of Preferred Stock which the Corporation shall have authority to issue is Ten Million (10,000,000) shares, and the par value of each share of Preferred Stock is One Cent ($0.01). The Corporation is prohibited from issuing any nonvoting equity securities. The Preferred Stock and Common Stock, respectively shall have the following characteristics:

(a) Preferred Stock

The Preferred Stock may be issued from time to time by the Board of Directors in one or more series, each series to be appropriately designated by a distinguishing letter or title, prior to the issue of any shares thereof. The Preferred Stock shall be preferred to the Common Stock as to dividends and distribution of assets of the corporation upon the voluntary or involuntary liquidation, dissolution or winding up of the corporation, as hereinafter provided, and shall have such designations as may be stated in the resolution or resolutions providing for the issuance of such stock adopted by the Board of Directors, provided, however, that such Preferred Stock shall provide for an appropriate distribution of voting power among all classes of equity securities and, with respect to dividends, shall provide adequate provisions for the election of directors representing such preferred class in the event of default in the payment of such dividends.

In such resolutions providing for the issuance of such Preferred Stock, the Board of Directors is hereby authorized subject to the provisions contained in this Article IV, to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions, if any), the redemption price or prices, the liquidation preferences, any other designations, preferences and relative, participating, optional or other special rights, and any qualifications, limitations or restrictions thereof, of any wholly unissued series of Preferred Stock, and the number of shares constituting any such unissued series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

(b) Common Stock

Voting Rights. Subject to the rights of the Preferred Stock, if any, the holders of shares of Common Stock shall be entitled to one vote for each share so held with respect to all matters voted on by the stockholders of the Corporation.

Dividends. Subject to the rights of the Preferred Stock, if any, Dividends may be paid on the Common Stock as and when declared by the Board of Directors.

Liquidation Rights. Subject to the prior and superior right of the Preferred Stock, if any, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation, the holders of Common Stock shall be entitled to receive that portion of the remaining funds to be distributed in accordance with the provisions of this Certificate of Incorporation, as it may from time to time be amended or supplemented, including without limitation, any supplement effected pursuant to a certificate of designations, setting forth such prior and superior rights. Such funds shall be paid to the holders of Common Stock pro rata on the basis of the number of shares of Common Stock held by each of them.

ARTICLE V.

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, repeal, alter, amend and rescind Bylaws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any Bylaw whether adopted by them or otherwise.

ARTICLE VI.

Notwithstanding Article V hereof, the Bylaws may be rescinded, altered, amended or repealed in any respect by the affirmative vote of the holders of a majority of the outstanding voting stock of the corporation, voting together as a single class.

ARTICLE VII.

The Board of Directors shall have that number of Directors set out in the Bylaws of the Corporation as adopted or as set from time to time by a duly adopted amendment thereto by the Directors or stockholders of the Corporation.

ARTICLE VIII.

The Board of Directors shall consist of a single class. Each director shall serve for a term of one year until the next annual meeting or until his successor is elected and qualified or until his death, retirement, resignation or removal. Should a vacancy occur or be created, the remaining directors (even though less than a quorum) may fill the vacancy for the full term of the class in which the vacancy occurs or is created.

ARTICLE IX.

Elections of directors at an annual or special meeting of stockholders need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE X.

Any action which may or is required to be taken by the stockholders at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, by written consent setting forth the action so taken and signed by the holders of outstanding stock having no less than the minimum number of votes that would be necessary to authorize or take such action.

ARTICLE XI.

Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by the Board of Directors, or by a majority of the members of the Board of Directors, or by a committee of the Board of Directors which has been duly designated by the Board of Directors and whose powers and authority, as provided in a resolution of the Board of Directors or in the Bylaws of the Corporation, include the power to call such meetings, or by the Chairman of the Board upon written demand of holders of not less than one-fourth of all votes entitled to be cast, but such special meetings may not be called by any other person or persons; provided, however, that if and to the extent that any special meeting of stockholders may be called by any other person or persons specified in any provisions of the Certificate of Incorporation or any amendment thereto or any certificate filed under Section 151(g) of the Delaware General Corporation Law, then such special meeting may also be called by the person or persons, in the manner, at the times and for the purposes so specified.

ARTICLE XII.

Each reference in this Certificate of Incorporation to any provision of the Delaware General Corporation Law refers to the specified provision of the General Corporation Law of the State of Delaware, as the same now exists or as it may hereafter be amended or superseded.

ARTICLE XIII.

A director shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this Article shall not eliminate or limit the liability of a director (i) for any breach of his duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derives an improper personal benefit.

If the General Corporation Law of the State of Delaware is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of the director to the Corporation shall be limited or eliminated to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended from time to time. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

The undersigned Chief Executive Officer makes, files and records this Amended and Restated Certificate of Incorporation and acknowledges that the foregoing Amended and Restated Certificate of Incorporation is his act and deed on this 8th day of June, 1999.

Andrew A. Wiederhorn, Chief Executive Officer